Quarterly Stakeholder Letter FOURTH QUARTER | FISCAL YEAR 2023

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 2 Dear Phreesia stakeholders, Phreesia achieved many accomplishments and milestones during our 18th year and fourth as a public company. We experienced challenges, opportunities and successes, and we greatly appreciate the hard work of our team members as well as the support and partnership of our clients and investors. We exceeded the financial outlook we provided at the beginning of the fiscal year1. Among all the positive numbers, perhaps the most rewarding was the 120 million-plus patient visits the Phreesia platform enabled during fiscal year 2023, representing more than 1 in 10 patient visits across the United States2. Behind those numbers, there were many exciting developments across our organization. In the provider space, we launched automated Appointment Reminders to help reduce no-shows and get patients the care they need sooner. In the life sciences market, we published proprietary PatientInsights studies on asthma, type 2 diabetes, constipation, LGBTQ+ patients’ experiences with preventive care, and rural populations’ access to and experience with digital health tools. We also announced our entrance into the payer space through our MemberConnect solution, which helps health plans drive member growth, as well as engage with and better understand their existing membership. This offering represents a new market opportunity that we currently estimate to be worth approximately $1 billion for Phreesia. When Evan and I founded the company, we wanted Phreesia to be a place where people could learn different aspects of our industry and business and grow their careers over a long period of time. We take great pride in the fact that we have many long-tenured employees who have contributed to a multitude of different initiatives and developed into strong, effective leaders. Among those leaders, we are proud to recognize the many women who have made meaningful contributions to Phreesia over the years. The substantial representation of women at Phreesia led to the establishment of the Phreesia Women’s Network, an employee resource group committed to supporting women and those who identify as women to empower their professional and personal growth through career development, education and advocacy. This resource group has also had an important influence on our decisions about how to create an inclusive workplace. MARCH 22, 2023 1 See Phreesia Stakeholder Letter for the fourth quarter of the fiscal year ended January 31, 2022, filed March 30, 2022. 2 Based on patient visits during 2022. William Blair & Company, LLC, Healthcare Mosaic Report: Analyzing the Clinical Workforce Issue: A Clear and Present Danger for U.S. Healthcare Systems, January 24, 2022.

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 3 We believe our recruiting and training programs make us an attractive employer and give us a competitive advantage. During fiscal 2023, we were selected by Modern Healthcare as one of its 2022 Best Places to Work in Healthcare for the sixth time, by Becker’s Healthcare as one of the 150 Top Places to Work in Healthcare in 2022, and by MM+M as one of its Best Places to Work 2022. Phreesia was also named to The Software Report’s list of the Top 100 Software Companies of 2022, an annual award that evaluates companies based on product quality, organizational effectiveness and management caliber. We are incredibly proud of our team’s achievements in fiscal year 2023. Our community of 1,546 Phreesians remain focused on growing our network, deepening our client relationships, strengthening our platform, building new products and delivering on our fiscal 2024 outlook and fiscal 2025 financial targets. We thank you for your support, trust and interest in Phreesia and look forward to updating you on our future progress. Chaim Indig Chief Executive Officer and Co-Founder

Fiscal Year 2023 Fourth Quarter Highlights[3]

REVENUE

Total revenue was up 32% year-over-year to $76.6 million in the fourth quarter. Year-over-year growth was led by Network Solutions at 36%, followed closely by Subscription and Related Services at 35%. Payment Processing fees revenue was up 23%, consistent with the Payment Processing fees growth we had factored into our December 2022 total revenue outlook.

QUARTERLY REVENUE[1] (FY2019-FY2023[2])


Subscription and related services
Network Solutions
Payment processing fees
3.2x
Q1'19 $24M $10M $5M $9M
Q2'19 $25M $10M $5M $9M
Q3'19 $25M $11M $5M $9M
Q4'19 $26M $13M $5M $9M
Q1'20 $28M $13M $4M $12M
Q2'20 $31M $14M $5M $12M
Q3'20 $33M $15M $7M $12M
Q4'20 $33M $15M $6M $12M
Q1'21 $33M $16M $6M $12M
Q2'21 $35M $17M $6M $12M
Q3'21 $38M $17M $8M $13M
Q4'21 $42M $19M $10M $13M
Q1'22 $48M $22M $10M $17M
Q2'22 $51M $23M $12M $16M
Q3'22 $56M $24M $15M $16M
Q4'22 $58M $26M $15M $16M
Q1'23 $63M $29M $15M $19M
Q2'23 $68M $31M $17M $20M
Q3'23 $73M $33M $20M $20M
Q4'23 $77M $36M $21M $20M
FY 2019
FY 2020
FY 2021
FY 2022
FY 2023

[1] Revenue may not add up due to rounding.

[2] FY ended January 31

Average Healthcare Services Clients

In the fourth quarter of fiscal 2023, we supported 3,140 Average Healthcare Services Clients ("AHSCs"),[4] an increase of 158 AHSCs over the third quarter of fiscal year 2023 and an increase of 829 AHSCs (or 36%) year-over-year. The sequential increase of 158 AHSCs is consistent with the expectations we communicated in our December 8, 2022 earnings release and reflects improving productivity across our Demand Generation, Sales, Marketing and Client Success, Implementation and Support teams. We expect AHSC to increase by a similar range (as we saw in the fiscal fourth quarter) in the first quarter of fiscal year 2024 ending on April 30, 2023. We expect Subscription and Related Services revenue per AHSC to remain roughly in line with our fiscal fourth quarter 2023 results.

[3] Fiscal year ended January 31, 2023 and fiscal quarter ended January 31, 2023 should be considered 'unaudited'.

[4] We define AHSCs as the average number of clients that generate subscription and related services or payment processing revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single healthcare services client. There were no changes in the methodology we use to calculate AHSCs during the fourth quarter of fiscal 2023.

Phreesia

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 4

AVERAGE HEALTHCARE SERVICES CLIENTS ("AHSCS")[1] (FY2019-FY2023[2])


1,450
1463
1,503
1,543
1,549
1,558
1,573
1,603
1,632
1,668
1,737
1,808
1,902
1,987
2,097
2,311
2,526
2,776
2,982
3,140
Q1'19 Q2'19 Q3'19 Q4'19 Q1'20 Q2'20 Q3'20 Q4'20 Q1'21 Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 Q3'22 Q4'22 Q1'23 Q2'23 Q3'23 Q4'23
FY 2019
FY 2020
FY 2021
FY 2022
FY 2023

[1] We define AHSCs as the average number of clients that generate subscription and related services and payment processing revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single healthcare services client.

[2] Fiscal year ended January 31

Total Revenue and Healthcare Services Revenue Per AHSC

A recurring topic in our discussions with the investment community is our philosophy on capital allocation and return on investment. In these discussions, we consistently emphasize the importance of measuring any investment we make against its overall value to all of our stakeholders. From a revenue perspective, we view the overall value to Phreesia in terms of total revenue, inclusive of all three revenue categories – Subscription and Related Services, Payment Processing and Network Solutions. The investments we make to grow, strengthen and sustain our network of Average Healthcare Services Clients are monetized in multiple ways, often across all three of our revenue categories.

For this reason, we have added a key metric that we will begin using in this fiscal fourth quarter: total revenue per AHSC, defined as total revenue in a given period divided by AHSCs during that same period. We believe this is an important metric to track in addition to the existing metrics we share each quarter. Our network growth has enabled us to enter new relationships in the payer market and expand our life sciences relationships over time as illustrated in the chart below. Our go-to-market and product investments and strategies are focused on driving improvement in total revenue per AHSC over the long-term. In the near-term and on a quarter-to-quarter basis, we expect to see variability.

In the fiscal fourth quarter of 2023, total revenue per AHSC was $24,390, down 3% year-over-year and down 1% from the previous quarter.

Phreesia QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 5

Healthcare services revenue[5] per AHSC for the quarter was $17,705, a 4% decline year-over-year, roughly flat compared to the last quarter. The decline from fiscal 2022 to fiscal 2023 was primarily driven by AHSC growth significantly outpacing Subscription and Related Services and Payment Processing revenue growth.

As our business continues to grow and mature, we believe it is important to reiterate the factors that drive each of our three revenue categories. Subscription and Related Services' and Network Solutions' revenue growth is driven by two factors: 1) the growth of our network of healthcare services clients and 2) our ability to drive more value for our existing clients across the solutions within each of our revenue categories. In contrast, our Payment Processing revenue is almost entirely driven by the growth of our provider network. Existing clients have only nominal additional payments to process on our network after we have transitioned them to our payment-facilitator model.

We are comfortable with the recent trend in healthcare services revenue per AHSC because we believe our focus on building great products that offer clients significant value will drive an increase in this metric over time. We have a history of testing and refining different go-to-market strategies that we believe yield the best long-term outcomes for our stakeholders. We believe that this differentiates us in our space, and that our results will continue to reflect this process.

TOTAL REVENUE[1] PER AHSC (FY2019-FY2023)[2]


Subscription and related services
Network Solutions
Payment processing fees
$16.5K $6.9K $3.2K $6.4K Q1'19
$16.9K $7.1K $3.5K $6.3K Q2'19
$16.5K $7.3K $3.2K $6.0K Q3'19
$17.2K $8.1K $3.0K $6.1K Q4'19
FY 2019
$18.3K $8.2K $2.6K $7.5K Q1'20
$19.8K $9.0K $3.3K $7.5K Q2'20
$20.9K $9.3K $4.3K $7.3K Q3'20
$20.5K $9.4K $3.8K $7.3K Q4'20
FY 2020
$20.5K $9.6K $3.7K $7.2K Q1'21
$21.0K $10.3K $3.6K $7.1K Q2'21
$22.1K $10.1K $4.6K $7.4K Q3'21
$23.1K $10.4K $5.3K $7.4K Q4'21
FY 2021
$25.4K $11.5K $5.1K $8.8k Q1'22
$25.7K $11.5K $6.0K $8.2K Q2'22
$26.7K $11.6K $7.4K $7.7K Q3'22
$25.1K $11.4K $6.7K $7.0K Q4'22
FY 2022
$25.1K $11.5K $5.9K $7.7K Q1'23
$24.4K $11.2K $6.1K $7.1K Q2'23
$24.5K $11.1K $6.8K $6.6K Q3'23
$24.4K $11.4K $6.7K $6.3K Q4'23
FY 2023

[1] Revenue may not add up due to rounding.

[2] Calculated by revenue stream for each period presented as revenue for such period divided by AHSCs for the same period. There were no changes in methodology for calculating revenue per AHSC during the fourth quarter of fiscal 2023.

[5] During the three months ended January 31, 2023, we re-labeled our key metric "Average revenue per healthcare services client" to "Healthcare services revenue per AHSC." We did not make any changes to the calculation of this metric in connection with re-labeling this metric, and we have not changed any previously reported amounts. We define Healthcare services revenue as the sum of subscription and related services revenue and payment processing revenue. We define Healthcare services revenue per AHSC as healthcare services revenue in a given period divided by AHSCs during the same period.

Phreesia
QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 6

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 7 Subscription and Related Services Subscription and Related Services revenue grew 35% in the fourth quarter of fiscal year 2023 compared to the fourth quarter of the prior fiscal year. Subscription and Related Services revenue per AHSC was $11,405 in the fourth quarter, up $341 sequentially from $11,064 in the third quarter. The sequential increase in Subscription and Related Services revenue per AHSC slightly exceeded the expectations we set on December 8, 2022, driven by the efforts of our client teams, who took a larger than internally anticipated number of clients live during the fourth quarter. As we have indicated in the past, we expect contributions resulting from an increase in our overall number of AHSCs, as well as Subscription and Related Services revenue per AHSC, to vary from quarter to quarter, but we expect both areas to meaningfully contribute to our overall growth when measured over a longer period of time. Payment Processing Our patient-payment volume and payment processing revenue grew 19% and 23%, respectively, year-over-year, most significantly reflecting the addition of new clients over the prior year’s fiscal fourth quarter. Payment Processing revenue generally grows in line with our network growth. In the fiscal fourth quarter, patient-utilization trends were slightly higher than we had internally expected. We expect our payment processing revenue to return to the level of predictability we experienced prior to the COVID-19 pandemic. Our payment processing gross margin6 was 35% in the fourth quarter, compared to 35% and 39% in the third quarter of fiscal 2023 and the fourth quarter of fiscal 2022, respectively. The year-over- year decline of 4% stems from elevated payment processing gross margin during the pandemic due to a higher mix of more profitable card-not-present transactions and delayed interchange price increases. Our payment-facilitator volume percentage has been relatively consistent over time, coming in at 81% in the fourth quarter of fiscal year 2023, flat and up 2 percentage points on a sequential and year-over-year basis, respectively. 6 We define payment processing gross margin as the difference between payment processing fees revenue and payment processing expense, divided by payment processing fees revenue.

PATIENT PAYMENT STATISTICS (FY2019-FY2023)



Take Rate Percentage[1]
Patient Payment Volume (in millions)[2]
Payment Facilitator Volume Percentage[3]
84% 83% 82% 83% 83% 83% 82% 82% 84% 82% 80% 79% 78% 78% 79% 79% 80% 80% 81% 81%
$360 $358 $358 $370 $461 $464 $463 $477 $454 $466 $524 $552 $701 $696 $682 $689 $837 $811 $815 $821
3.06% 3.09% 3.09% 3.08% 3.02% 3.04% 3.04% 3.01% 3.08% 3.11% 3.09% 3.08% 3.04% 3.00% 2.99% 2.96% 2.89% 3.01% 2.97% 2.97%
Q1'19 Q2'19 Q3'19 Q4'19 Q1'20 Q2'20 Q3'20 Q4'20 Q1'21 Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 Q3'22 Q4'22 Q1'23 Q2'23 Q3'23 Q4'23
FY 2019
FY 2020
FY 2021
FY 2022
FY 2023

[1] Take rate percentage is defined as: payment processing fees / (patient payment volume x payment facilitator volume percentage).

[2] Patient payment volume: We believe that patient payment volume is an indicator of both the underlying health of our healthcare services clients' businesses and the continuing shift of healthcare costs to patients. We measure patient payment volume as the total dollar volume of transactions between our healthcare services clients and their patients who utilize our payment platform, including via credit and debit cards that we process as a payment facilitator, as well as through cash and check payments, and credit and debit transactions for which Phreesia acts as a gateway to other payment processors.

[3] Payment facilitator volume percentage is defined as the volume of credit and debit card patient payment volume that we process as a payment facilitator as a percentage of total patient payment volume. Payment facilitator volume is a major driver of our payment processing revenue.

Phreesia

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 8

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 9 Network Solutions Our Network Solutions revenue includes fees from life sciences companies and payers for direct communications designed to educate, engage and activate patients on topics critical to their health through the Phreesia platform. Fiscal fourth quarter 2023 Network Solutions revenue increased 36% compared to the fourth quarter of fiscal year 2022. Fiscal fourth quarter 2022 Network Solutions revenue increased 62% over the fourth quarter of fiscal year 2021. Our fiscal fourth quarter 2023 Network Solutions revenue growth exceeded our internal expectations of fiscal fourth quarter Network Solutions growth that we factored into our December 2022 total revenue outlook. We believe these slightly better-than-expected results are attributable to the following: 1) our fourth fiscal quarter patient visit volume exceeded the internal assumptions built into our December 2022 total revenue outlook; and 2) we took more programs live earlier in the calendar year than we had internally assumed in our December 2022 total revenue outlook, due to investments in people, process and infrastructure, which we believe have driven greater speed and efficiency. Life Sciences As part of an ongoing partnership with the Ad Council, a nonprofit organization at the forefront of driving change through social-impact marketing, our Life Sciences team brought three public health campaigns directly to patients and caregivers in fiscal 2023. The three campaigns respectively directed patients and caregivers to informational resources and fact sheets designed to educate them about pediatric COVID-19 vaccine safety and efficacy, the risks of vaping and ways to talk to young people about it, and high blood- pressure control. Within the first six months of launching the campaigns, the collaboration collectively reached more than 500,000 patients and caregivers, which helped raise awareness about critical health issues at the point of care and encouraged engaged conversations between patients, caregivers and healthcare providers. The results also demonstrated the breadth of Phreesia's network and its ability to reach patients at scale with important health content.

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 10 Payer We completed our first full annual enrollment period helping payer clients achieve member growth using our MemberConnect solution. We also continued to expand adoption of the Patient Activation Measure (PAM®) in quality programs during the quarter. As part of our work with the Center for Medicare and Medicaid Innovation, we completed our first operational year with the Kidney Care Choices Model (KCC), and we’re thrilled that the model is expanding to new participants. KCC is able to focus on patient needs and better able to understand each individual. We believe this is a great example of rewarding providers for using patient activation as a part of their care model. We would like to congratulate all of the teams who have helped support our entry into the payer space. Additionally, last November, Phreesia participated in the National Committee for Quality Assurance’s (NCQA) Health Innovation Summit. Phreesia was represented by Judith Hibbard, PhD, the lead author of PAM, and Hilary Hatch, PhD, our Chief Clinical Officer, at a speaking session about PAM’s evolution. Dr. Hibbard presented an overview of the measure, explained how its evidence base has been built over time and shared examples of how it is used to improve outcomes. Phreesia Platform Update Phreesia’s platform brings value to different clients in different ways as we continue to enhance our products across four groups. In addition to introducing new products within our Access and Network Connect groups, we have continued to make investments in our Registration and Revenue Cycle solutions, as well as in our platform’s data architecture, security, scale and reliability. Our engineering and product teams have worked tirelessly to keep our platform strong and resilient, which we believe is critical to our ability to drive organic growth across all three of our revenue categories. These teams have balanced a variety of priorities throughout the year, and we are grateful for their ongoing commitment to Phreesia’s long-term success. Our clients continue to use our platform to better understand the patient populations they serve. One example is the over 7 million social determinants of health (SDOH) screeners that we have facilitated on our platform since 2019. We’ve seen 3.7 million digital SDOH screenings in over the past twelve months on Phreesia. In addition to the insights gained through measuring SDOH, screening is increasingly required by quality programs to promote health equity. For example, Phreesia offers the California Department of Health Care Services (DHCS) Staying Healthy Assessment (SHA).

The Staying Healthy Assessment is required for all individuals who are covered by California Medicaid, or Medi-Cal Part B. The Staying Healthy Assessment helps providers identify, prioritize and track high-risk patient behaviors and can improve the patient-provider relationship by allowing for more personalized care plans. We believe Phreesia's integration of the Staying Healthy Assessment supports providers by streamlining documentation that is needed for preventative health visits that are critical for keeping individuals healthy and can be used for quality measurement as well. Between 2021 and 2022, we doubled the number of SHA screenings completed on our platform.

INNOVATIVE SOFTWARE TO IMPROVE EFFICIENCY, CASH FLOW AND THE PATIENT EXPERIENCE

ACCESS	REGISTRATION	REVENUE CYCLE	NETWORK CONNECT
Appointment reminders	Mobile and in-office intake modalities	Point-of-service payments	Patient and member education and engagement
Integrated patient scheduling	Registration for virtual visits	Insurance verification	Referral management
Automated appointment rescheduling	Specialty-specific workflows	Payment plans	Patient and member insights
Patient text messaging	Consent management	Online payments	
	Self-service, patient-reported outcomes, and screenings	Card on file and payment assurance	

Culture

Gender-Equality Index

In January, we were included in the **2023 Bloomberg Gender-Equality Index (GEI)** for our third consecutive year. At Phreesia, we recognize that our ability to execute on our mission of creating a better, more engaging healthcare experience depends on our people. We are committed to supporting gender equality across our organization through our inclusive culture, board representation, leadership pathways for women, pay equity, strong family leave policies and other initiatives.

Phreesia

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 11

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 12 Dan Nathan Named Top 25 Software CTOs We are proud of our colleague and leader, Chief Technology Officer Dan Nathan, who was recently named to The Software Report’s list of the Top 25 Software CTOs of 2023. Honorees were chosen based on their demonstrated leadership capabilities, career track record and contributions to the Software-as-a-Service industry. Activate 24 We wrapped up our fiscal year by bringing more than half of our organization together in Washington, D.C. for Activate 24. The successful event provided a much-needed opportunity for old and new colleagues to gather and celebrate our wins, and prepare for another exciting year of growth and innovation. Operating Leverage Cost of Revenue Cost of revenue (excluding depreciation and amortization) increased $16.3 million to $58.9 million for fiscal 2023, as compared to $42.7 million for fiscal 2022. The increase resulted primarily from a $6.8 million increase in employee compensation costs driven by higher compensation for existing employees and a higher average headcount, as well as a $2.5 million increase in outside services costs and a $1.2 million increase in software costs, each driven by growth in revenue. Stock compensation incurred related to cost of revenue was $3.7 million and $2.1 million for fiscal 2023 and fiscal 2022, respectively.

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 13 Sales & Marketing Sales and marketing expense increased $44.8 million to $151.3 million for fiscal 2023, as compared to $106.4 million for fiscal 2022. The increase was primarily attributable to a $37.6 million increase in total compensation costs driven by higher compensation for existing employees and a higher average headcount, as well as a $3.8 million increase in outside services costs, a $1.5 million increase in travel and entertainment costs and $1.3 million increase in software costs. Stock compensation incurred related to sales and marketing expense was $22.2 million and $12.5 million for fiscal 2023 and fiscal 2022, respectively. Research & Development Research and development expense increased $39.0 million to $91.2 million for fiscal 2023, as compared to $52.3 million for fiscal 2022. The increase resulted primarily from a $26.8 million increase in total compensation costs driven by higher compensation for existing employees and a higher average headcount, as well as a $6.8 million increase in outside services costs and higher software expenses. Stock compensation incurred related to research and development expense was $11.8 million and $6.0 million in fiscal 2023 and fiscal 2022, respectively. General & Administrative General and administrative expense increased $11.7 million to $80.4 million for fiscal 2023, as compared to $68.7 million for fiscal 2022. The increase resulted primarily from a $11.0 million increase in total compensation and benefits costs driven by a higher average headcount, as well as a $2.2 million increase in outside services costs, partially offset by decreases in other third- party general and administrative expenses. Stock compensation incurred related to general and administrative expense was $21.2 million and $15.7 million in fiscal 2023 and fiscal 2022, respectively.

OPERATING EXPENSE TRENDS



Subscription & Network Solutions[1] Cost of Revenue % Rev
27% 29% 29% 30% 33% 31% 27% 27%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23
Payment processing[2] expense % Rev
58% 59% 59% 61% 63% 64% 65% 65%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23
Sales & Marketing $ / % of Rev
$15 $22 $32 $37 $40 $38 $37 $36
31% 43% 57% 64% 63% 56% 50% 47%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23
Research & Development $ / % of Rev
$8 $11 $15 $17 $21 $23 $23 $25
17% 22% 27% 30% 33% 33% 31% 33%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23
General & Administrative $ / % Rev
$13 $16 $18 $22 $21 $20 $20 $20
26% 32% 32% 37% 33% 30% 27% 26%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23

[1] Subscription & Network Solutions Cost as a % of Revenue equals cost of revenue (excluding depreciation and amortization), divided by the sum of Subscription and related services revenues and Network solutions revenues.

[2] Payment processing expense as a % of Revenue equals payment processing expense divided by payment processing fees revenues.

Phreesia

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 14

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 15 Cash Flow Statement, Balance Sheet and Liquidity As of January 31, 2023 and January 31, 2022, we had cash and cash equivalents of $176.7 million and $313.8 million, respectively. Cash and cash equivalents consist of money market funds and cash on deposit at various financial institutions. We note that certain cash payments are made in individual quarters, causing some quarter-to-quarter fluctuations in cash flow from operations and free cash flow. We are comfortable that our current cash and cash equivalents balance, along with cash generated in the normal course of business, are sufficient to finance our plans to achieve our fiscal year 2025 targets. ($ in thousands) For the fiscal years ended January 31, 2023 2022 2021 Net cash (used in) provided by operating activities $ (90,123) $ (74,710) $ 2,890 Investing activities: Acquisitions, net of cash acquired — (34,423) (6,510) Capitalized internal-use software (21,471) (12,385) (7,334) Purchases of property and equipment (4,732) (18,420) (11,241) Net cash used in investing activities $ (26,203) $ (65,228) $ (25,085) Fiscal Year 2024 Outlook Our revenue outlook for fiscal year 2024 is $353 million to $356 million, implying year-over-year growth of 26% to 27%. Our Adjusted EBITDA outlook for fiscal year 2024 is negative $65 million to negative $60 million. During fiscal year 2024, we expect to see continued operating leverage, resulting in progressively higher gross margins (excluding payments revenue and payment processing expenses)7, as well as progressively lower sales and marketing and general and administrative expenses as a percentage of total revenue. We expect that the magnitude of improvement on a quarter-to-quarter basis will vary based on the timing of certain investments and our revenue mix. 7 We define gross margins (excluding payments revenue and payment processing expenses) as the excess of the sum of Subscription and related services revenue and Network solutions revenue over cost of revenue (excluding depreciation and amortization), divided by the sum of Subscription and related services revenue and Network solutions revenue.

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 16 Fiscal Year 2025 Target We are maintaining our $500 million revenue target to be achieved by annualizing our highest- revenue quarter in fiscal year 20258 and continue to expect to reach profitability9 during fiscal year 2025. We believe our cash and cash equivalents, along with cash generated in the normal course of business, can support our path to our fiscal year 2025 targets. We believe our platform and diverse revenue streams offer us multiple paths for achieving our targets. About Phreesia Phreesia provides healthcare organizations a suite of robust applications to manage the patient intake process. Our innovative SaaS platform engages patients in their healthcare and provides a modern, convenient experience, while enabling our clients to enhance clinical care and drive efficiency. INVESTOR RELATIONS CONTACT: Balaji Gandhi investors@phreesia.com MEDIA CONTACT: Nicole Gist nicole.gist@phreesia.com Non-GAAP Financial Measures We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). We also have not reconciled our gross margins (excluding payments revenue and payment processing expenses)10 to GAAP gross margin due to the uncertainty and potential variability of reconciling items between gross margin (excluding payments revenue and payment processing expenses) and GAAP gross margin. 8 For our target revenue, “annualized” is defined as multiplying the highest-revenue quarter in fiscal year 2025 by four. 9 For the purposes of this statement, we define “profitability” in terms of Adjusted EBITDA. 10 We define gross margins (excluding payments revenue and payment processing expenses) as the excess of the sum of Subscription and related services revenue and Network solutions revenue over cost of revenue (excluding depreciation and amortization), divided by the sum of Subscription and related services revenue and Network solutions revenue.

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 17 Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). Forward-Looking Statements This stakeholder letter includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. These statements include, but are not limited to, statements regarding: our future financial and operational performance, including our revenue, margins, Adjusted EBITDA, cash flows and our ability to reach profitability in fiscal year 2025; our outlook for fiscal year 2024 (including with respect to Adjusted EBITDA) and fiscal year 2025 targets; our expectation that the increase in AHSCs during the first quarter of the fiscal year 2024 will be in the same range as the increase in AHSC in the fourth quarter of the fiscal year 2023; our expectation regarding the increase in healthcare services revenue per AHSC over time and the underlying contribution to the increase attributable to subscription and related services revenue per AHSC; our expectations that we will see variability in total revenue per AHSC in the near-term and on a quarter-to-quarter basis; our ability to finance our plans to achieve our 2025 targets with our current cash balance along with cash generated in the normal course of business, our business strategy and operating plans; industry trends and predictions; our estimated total addressable market (including any components thereof); our anticipated growth and operating leverage; our expectation that Network Solutions will more meaningfully contribute to revenue over time; our expectation that increases in our overall number of AHSC and subscription and related services revenue per AHSC will contribute to our overall growth; our expectations regarding the value and potential of our MemberConnect solution; our expectation that payment processing revenue will return to the level of predictability we experienced prior to the COVID-19 pandemic; and successful implementation of our solutions under development. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will

QUARTERLY STAKEHOLDER LETTER | FOURTH QUARTER 2023 | 18 be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks associated with: our ability to effectively manage our growth and meet our growth objectives; our focus on the long-term and our investments in growth; the competitive environment in which we operate; our ability to develop and release new products and services; our ability to develop and release successful enhancements, features and modifications to our existing products and services; our ability to successfully complete our data center migration; our ability to maintain the security and availability of our platform; changes in laws and regulations applicable to our business model; our ability to make accurate predictions about our industry and addressable market; the impact of pandemics on our business and economic conditions; our ability to attract, retain and cross-sell to healthcare services clients; our ability to continue to operate effectively with a primarily remote workforce and attract and retain key talent; our ability to realize the intended benefits of our acquisitions; the recent high inflationary environment and other general market, political, economic and business conditions (including as a result of the warfare and/or political and economic instability in Ukraine or elsewhere). The forward-looking statements contained in this letter are also subject to other risks and uncertainties, including those listed or described in our filings with the Securities and Exchange Commission (the "SEC"), including in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 that will be filed with the SEC after this letter. The forward-looking statements in this letter speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this letter to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, except as required by law. This letter also includes statistical data, estimates and forecasts that are based on industry publications or other publicly available information, as well as other information based on our internal sources. This information may be based on many assumptions and limitations, and you are cautioned not to give undue weight to such information. We have not independently verified the accuracy or completeness of the information contained in these industry publications and other publicly available information. Conference Call Information We will hold a conference call on March 22, 2023 at 5:00 PM ET to review our fiscal year 2023 and fiscal fourth quarter financial results. To participate in our live conference call and webcast, please dial (888) 350-3437 (or (646) 960-0153 for international participants) using conference code number 4000153 or visit the “Events & Presentations” section of our Investor Relations website ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.